UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2012
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NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 1000 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant's telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2012, the board of directors of NII Holdings, Inc. (the “Company”) took action to increase the number of directorships on the Company's board of directors from eight to nine and to increase the number of directors in the class of directors whose current terms expire in 2015 from two to three. Concurrent with that action, the Company's board of directors appointed Paulino do Rego Barros Jr. to serve as a new director filling a vacancy in the class of directors whose current terms expire in 2015. Mr. Barros has not been appointed to any committees of the board.

Mr. Barros has served as President, International for Equifax Inc. since April 2010. Previously, Mr. Barros was President, PB&C Global Investments, LLC, an international consulting and investment firm, from October 2008 to April 2010 and served in multiple senior leadership positions at AT&T Inc. and BellSouth Corporation (acquired by AT&T in 2006), including President, Global Operations from January 2007 to October 2008; Chief Product Officer, U.S. Telecommunications Group from January 2005 to January 2007; and President, Bellsouth International, Latin America Operations from January 2004 to January 2005. Mr. Barros has also held senior leadership positions at Motorola, Inc.

Consistent with the compensation policies applicable to the Company's non-employee directors, Mr. Barros was granted 4,575 restricted shares of the Company's common stock, which is equal to the pro-rated portion of the 2012 annual grant to the Company's non-employee directors. The restricted shares will vest over a period of three years, with 33 1/3% vesting each year that Mr. Barros remains on the Company's board of directors. The restricted shares, which were granted under the Company's 2012 Incentive Compensation Plan, will be subject to the terms and conditions of a restricted stock agreement that will be substantially the same as the form of agreement used in connection with prior grants of restricted stock to non-employee directors. Mr. Barros will also be entitled to cash compensation consistent with the Company's current compensation policies applicable to non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
(Registrant)

Dated: July 27, 2012	By: /s/ SHANA C. SMITH
Shana C. Smith
Vice President and Assistant Secretary